Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Slack Technologies, Inc.:

We consent to the use of our report dated March 12, 2020, with respect to the consolidated balance sheets of Slack Technologies, Inc. as of January 31, 2020 and 2019, the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended January 31, 2020, and the related notes (the consolidated financial statements), incorporated herein by reference and to the reference to our firm under the heading ‘Experts’ in the prospectus.

Our report refers to a change in the method of accounting for leases as of November 1, 2019.

/s/ KPMG LLP

San Francisco, California

January 26, 2021